Exhibit 3.10

CERTIFICATE OF INCORPORATION

OF

NASDI HOLDINGS CORPORATION

A DELAWARE CORPORATION

FIRST: The name of the corporation is NASDI Holdings Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of stock which the Corporation has authority to issue is one thousand (1000) shares of Common Stock, par value $0.01 per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as by By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

EIGHTH: To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: The name and mailing address of the incorporator is Eric L. Jacobson, Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, IL 60601.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my actual deed and that the facts stated herein are true, and accordingly have hereunto set my hand this 1st day of December, 2005.

/s/ Eric L. Jacobson
Eric L. Jacobson
Incorporator